In connection with the securities offered from the registration statement (File No. 333-141879) by means of this prospectus supplement, a filing fee of $483.84, calculated in accordance with Rules 456(b) and 457(r), has been paid with respect to $15,760,229.76 aggregate offering price of the securities being registered (based on a per common share price of $45.18) estimated solely for purposes of computing the registration fee on the basis of the average of the high and low prices of the common shares as reported on the New York Stock Exchange on December 3, 2007.

Filed pursuant to Rule 424(b)(7)
Registration Statement No.  333-141879

SUPPLEMENT No. 10, dated December 5, 2007 to
Prospectus Supplement, dated April 23, 2007
To Prospectus dated April 4, 2007

HOME PROPERTIES, INC.
348,832 Shares of Common Stock
_________________________________

This supplement no. 10 supplements and amends supplement no. 9, dated November 27, 2007,  no. 8, dated November 15, 2007, supplement no. 7, dated November 8, 2007, supplement no. 6, dated September 21, 2007, supplement no. 5, dated September 5, 2007, supplement no. 4, dated August 29, 2007, supplement no. 3, dated August 3, 2007, supplement no. 2 dated June 22, 2007, supplement no. 1, dated May 10, 2007,  prospectus supplement, dated April 23, 2007, and the Prospectus, dated April 4, 2007, of Home Properties, Inc. (which we refer to collectively as the prospectus).

The prospectus and this supplement no. 10 relate to the sale from time to time by certain selling securities holders of common stock of Home Properties, Inc. (referred to as “Home Properties,” “we” or “us”) which may be issued, at our option, upon exchange of the 4.125% Senior Exchangeable Notes due 2026, issued by our subsidiary Home Properties, L.P. and guaranteed by us. The notes may, under certain circumstances, be exchanged for the lesser of the exchange value and the principal amount of the notes and, at our option, cash or shares of Home Properties’ common stock for the exchange value in excess of the principal amount of the notes. The exchange value will be based on the exchange rate and the then-trading price of the common shares. The initial exchange rate is subject to adjustment in certain circumstances. The number of shares registered under the prospectus and this supplement no. 10 assumes that the initial exchange rate has been adjusted to the maximum provided for under the indenture pursuant to which the notes were issued ($16.0901 shares per $1,000).

We will not receive any of the proceeds of any sale of our common stock by any selling securities holder. Our registration of the common stock and issuance of the prospectus and this supplement no. 10 with respect thereto does not necessarily mean that the holders of the notes will exchange them or, if they do exchange them, that the exchange value will exceed the principal amount of the notes; that we will elect to pay any such excess with shares of common stock; or that the selling securities holders will elect to sell any such shares.

This supplement no. 10 supplements information contained in the prospectus. This supplement no. 10 should be read in conjunction with the prospectus, and is qualified by reference to the prospectus. This supplement no. 10 is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto. The prospectus and this supplement no. 10 form a part of a registration statement filed by us with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS SUPPLEMENT NO. 10 OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_________________________________

The date of this supplement no. 10 is December 5, 2007

SELLING SECURITIES HOLDERS

The selling securities holders may from time to time offer and sell pursuant to the prospectus and this supplement no. 10 any and all of the shares of our common stock issuable upon exchange of the notes. Our registration of the shares of common stock issuable upon exchange of the notes does not necessarily mean that the holders of the notes will exchange them or, if they do exchange them, that the exchange value will exceed the principal amount of the notes; that we will elect to pay any such excess with shares of common stock; or that the selling securities holders will elect to sell any such shares of common stock they may receive upon an exchange. In connection with the offer and sale of the notes, we agreed to register the shares of common stock for resale by the holders. We will not receive any of the proceeds of any sale of our common stock by any selling securities holder.

The information set forth in the following table is based upon information provided by or on behalf of the named selling securities holders received on or prior to December 5, 2007, and supplements and amends the table set forth in the prospectus under the heading “Selling Securities Holders.” The information set forth below is subject to the qualifications and limitations set forth in the prospectus, including that selling securities holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information to us in transactions exempt from the registration requirements of the Securities Act of 1933. No notes have been exchanged as of the date of this prospectus supplement. We may determine not to issue shares of common stock in exchange for notes tendered for exchange and, instead, pay the excess, if any, of the exchange price over the principal amount of the exchanged notes in cash. The selling securities holders may offer all, some or none of the common stock issuable upon exchange of the notes.

We have assumed for purposes of the table below that the selling securities holders will exchange all of their notes, that we will issue shares of common stock for the excess of the exchange value over the principal amount of the note, that the exchange value is the maximum provided for under the indenture (16.0901 per $1,000), and that the selling securities holders will sell all of such shares of common stock pursuant to this supplement no. 10 and the prospectus. We have also assumed that any other shares of our common stock beneficially owned by the selling securities holders will continue to be beneficially owned.

To our knowledge, none of the selling securities holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

		Maximum number of
	Number of shares	shares that may	Number of shares
	of common stock	be offered pursuant	of common stock
	beneficially owned	to this	beneficially owned	% of shares
Names and Addresses	prior to the offering	prospectus supplement	after the offering	outstanding(1)

Argent LowLev Convertible Arbitrage Fund Ltd	18,181	18,181	0	*
73 Front Street
Hamilton, HM12 Bermuda/

Argentum Multi-Strategy Fund Ltd	9,654	9,654	0	*
73 Front Street
Hamilton, HM12 Bermuda/

Argent Classic Convertible Arbitrage Fund Ltd	320,997	320,997	0	*
73 Front Street
Hamilton, HM12 Bermuda/

*Less than 1%

(1) The percentage of common stock beneficially owned by each selling securities holder is based on 33,359,392 shares of common stock outstanding as of September 30, 2007.  It is also based on information provided by the selling security holders and assumes issuance of the maximum number of shares issuable upon exchange of the notes.